Exhibit 99.1

Remarks of

Richard J. Hipple
Chairman, President and Chief Executive Officer
&
John D. Grampa
Senior Vice President Finance and Chief Financial Officer

Materion Corporation
Annual Meeting of Shareholders
May 1, 2013

(Slide 1: Title Slide)
DICK HIPPLE:
Ladies and gentlemen, welcome to the Annual Meeting of Shareholders of Materion Corporation. I am Richard Hipple, Chairman of the Board and President and Chief Executive Officer of Materion Corporation and Chairman of this meeting. It is my privilege to join you this morning.
Our agenda for today is as follows: We will conduct the election of directors and other formal business of the annual meeting. Following adjournment, John Grampa, Senior Vice President of Finance and CFO, will provide a brief recap of 2012, as well as an update on both our first quarter and the outlook for the balance of 2013. I will then provide an overview of the market situation, discuss how we have positioned Materion for the future through strategic initiatives and an exciting product and technology pipeline, and then conclude with a discussion of our long term financial goals and strategy.
(Begin formal meeting. Script to be provided by Mike Hasychak)
FOLLOWING FORMAL MEETING

(Slide 2: Forward-Looking Statements)
First, let me caution you that both John and I will be making some forward-looking statements. These statements involve risks, uncertainties and other factors that could cause the actual results to differ materially from the results expressed or implied by these statements. These factors are listed in the press release dated April 25th.
(Slide 3: Title Slide Repeated)
I would now like to invite our CFO John Grampa to provide an update of our financials.
JOHN GRAMPA:

Thank you, Dick. Ladies and gentlemen, let me add my welcome to all of you this morning. It is a pleasure to have you join us.
While the numbers do not necessarily reflect it, the year 2012 was another year of solid progress for Materion. Across a number of fronts, we continued to work to build a strong foundation for future growth.
(Slide 4: We Faced and Squarely Addressed a Number of Challenges in 2012)
At the same time, we faced and squarely addressed a number of challenges that tempered the year’s operating results, driving them to levels that were below our expectations.
A weak global economy and specific end market factors reduced demand, and therefore our sales across most of our major markets. Our earnings were affected by the impact of the lower sales as well as by costs related to certain specific factors, those being the beryllium Pebble Plant ramp-up, the integration of the EIS Optics acquisition, a physical inventory adjustment, and the consolidation of the businesses of several of our smaller manufacturing facilities into other Company locations. Our response to these challenges has led to a stronger company.
(Slide 5: Business Levels Declined Modestly in 2012)
Materion’s sales in 2012 were approximately $1.3 billion compared with just over $1.5 billion in 2011, a 17% year-over-year decline. All but 3% of the year-over-year sales decline was due to pass-through metal mix and metal prices as well as the higher use of customer-supplied precious metals, which does not get recorded as a sale. Said another way, the real decline in business levels was 3%.
The principal driver of the 3% decline in business levels was weaker market conditions, in the telecom infrastructure, defense

& science and energy markets. These end markets were especially weak earlier in the year.
The weakness in these three areas was partially offset by increases in commercial aerospace, medical, consumer electronics, and automotive electronics, all of which gained some additional momentum as we approached year-end.
(Slide 6: Profits were Below Prior Year Levels)
Profits were below prior year levels. Net income for the year was $24.7 million, or $1.19 per share, diluted, compared to $40.0 million, or $1.93 per share, diluted, a year ago. The decline in earnings was driven by the specific challenges that I noted earlier.
As we look back at 2012, in spite of the challenges that led to lower overall sales and earnings for the full year, the fourth quarter produced a welcomed improvement in business levels over earlier periods in the year. We were beginning to see higher business levels across a number of our markets. Dick will highlight these when he returns to the podium. We entered 2013 with signs of optimism coming from our markets.
(Slide 7: Our Balance Sheet Remains Very Strong)
The Company began and ended 2012 with a very strong balance sheet. Our debt-to-total-capital ratio was 19% at year-end. In the fourth quarter, cash flow was very strong, allowing us to decrease our debt, net of cash, by approximately $33 million in the quarter. Over the last five years, cash flow from operations has ranged from $30 - $75 million annually.
In the first quarter of 2012, we identified a strategic fit and completed the acquisition of Aerospace Metal Composites. Even after investing approximately $220 million in acquisitions over the past 7 years as well as returning over $17.0 million to shareholders in the form of share repurchases and dividends over the past 5 years, we continue to have significant financial flexibility.

Cash on hand and cash available under our revolving credit agreement, stood at about $200 million at year-end. With this, we believe that we have the liquidity and the flexibility to support our growth initiatives.
The strength of the Company’s balance sheet and our confidence in the long term did allow us to initiate a quarterly dividend during 2012.
(Slide 8: We are Increasing Our Quarterly Dividend)
Our quarterly dividend was announced at this same meeting one year ago. At $0.075 per share, per quarter, the initial yield was over 1.0%. And, as of this morning, I’m pleased to announce that we are increasing our dividend by 7%, or $0.02 per share, bringing the annualized total to $0.32 per share. This increase reflects our ongoing confidence in our businesses, their growth, and our ability to convert that growth into earnings and cash. We are committed to both reinvesting cash in the business and returning increasing amounts to shareholders.
(Slide 9: Initiated Value-Added Sales Reporting)
Beginning with this recently completed quarter, we are reporting value-added sales and margins for the Company in the aggregate as well as at the segment level. This offers more information to shareholders. We believe that value-added reporting is a more effective, more transparent means for us to communicate the health of our businesses to you, the shareholders, as it removes potential distortions in trends in business levels and margins caused by changes in the value of metals sold.
(Slide 10: Optimism Continues into the First Quarter 2013)
As we look at 2013, there is reason for optimism. First quarter results were reported last week, and the year is off to a good start. We met our expectations, generating earnings of

$0.33 per share, an 11% net income improvement over the first quarter of 2012. Our beryllium Pebble Plant had its highest production level since its startup in 2011 and we expect that continuing improvement here will return this segment to profitability as the year progresses. Overall, order entry in the first quarter was approximately 6% above the second half of 2012 levels and 4% above the first quarter sales levels.
(Slide 11: Standing by Our Full-year EPS Guidance)
For the full-year 2013, it is important to remember that we are still facing some headwinds, namely $0.30 per share in costs associated with the pension discount rate and incentive compensation plans. We also face the risks associated with the beryllium Pebble Plant ramp-up and the completion of the facility consolidations. Nevertheless, we expect to see significant growth in 2013 and beyond. The beryllium Pebble Plant should continue to increase its volume. Our improving order entry and margin trends across our businesses should help us achieve sequential quarterly earnings growth during the year. All of this, coupled with the exciting strategic initiatives that you will hear about from Dick, helps us reaffirm our belief that we will achieve our previously announced earnings guidance of $1.75 to $2.00 per share for the full-year.
Thank you for your attention. Dick will now return to the podium to tell us more about some of our key strategic initiatives.
(Slide 12: Title Slide Repeated)
DICK HIPPLE RETURNS:
It has been a very eventful 12 months since our last annual meeting. As John mentioned, we made good progress during 2012 continuing to build our foundation for future growth and profitability. But, as you also just heard, it was a year that presented us with a number of challenges.

It is important to note that these challenges were not systemic in nature. In fact, the majority of the issues and the related costs are now behind us. Most significantly, the challenges we worked through have made us stronger, and today, I am pleased to report that there is momentum building for a much-improved performance in 2013.
(Slide 13: 2013 Momentum Building – Lift in Markets)
First, we’re encouraged by a lift in business from a number of our key markets. We are now seeing a long-awaited increase in orders from the consumer electronics sector. One example of how Materion serves wireless is in the supply of ultra-pure gold that conducts electrical currents on semiconductor wafers, including the power amplifier chips found in wireless handsets and tablet computers. After more than a year and a half of softer conditions, the overall semiconductor market is now projected to show solid growth throughout 2013.

The telecom infrastructure market, supported by our microelectronics packaging business and our Performance Alloys wire products, is also showing some growth now that an industry inventory overbuild has been worked off.
In oil and gas, we’re expecting to see the benefits of increased oil exploration and drilling, which drives demand for our innovative ToughMet® copper-nickel-tin alloy in both deep-sea completion and directional drilling. The second half of 2012 was soft due to natural gas drilling activity being cut back due to low gas prices. Any meaningful increase in pricing, which is occurring today, could improve gas exploration and drilling, and generate additional demand for ToughMet®. Meanwhile, many drillers have switched to the search for oil … and we also benefit from this activity. Our new product capability will also drive growth. As we are now introducing a product that widens our application base in deep sea drilling.

(Slide 14: 2013 Momentum Building – Continued)
In automotive electronics, we are benefitting from increased market penetration and broader adoption of higher-intensity electronics technologies in vehicles, and an upbeat outlook for auto sales in the United States and Asia.
Meanwhile, our commercial aerospace market remains robust, with record order entry rates.
Our niches in the medical market remain strong as we are outpacing the overall industry growth rate with new products in blood glucose test applications focused on the treatment of diabetics, and other end uses utilizing our thin film coating materials.
Finally, the defense & science market has actually picked up for us, and we anticipate that the remainder of 2013 will be solid due to program timing, new optics products, and the development of science applications.

(Slide 15: Progress in Strategic Initiatives)
Beyond the lift we are seeing in these markets, our positive outlook is grounded in the progress we have made with our strategic initiatives. Let me take a few minutes to give you an update on a few.

Pebble Plant
In our new beryllium Pebble Plant, we continue to see improvements in production levels, including passing of environmental testing at high levels of production earlier this year. We are on track to meet our 2013 production targets, and we are confident that the facility will make a positive contribution this year and return the Beryllium and Composites segment to profitability.
Operational Restructurings

Throughout 2012, Materion completed a number of operational restructuring and consolidations to allow us to achieve greater operating efficiencies, reduce costs, and better serve our customers. The restructurings involved the consolidation of five small facilities in North America and Europe and the relocation of our microelectronics packaging business to our Singapore operations, to be closer to the customer. The net effect of these restructurings on earnings is expected to be neutral in 2013, with up to a $0.20 per share benefit in 2014.
In other developments to support our growth:
Westford Optics Capability
We completed an 18-month project to significantly enhance our capability to manufacture extremely large optical interference filters and other complex optical coatings. The new capabilities in Westford, Massachusetts are uniquely suited to produce high-performance band filters in much larger sizes than are currently available globally. With the trend to larger-size optics, we are positioned to leverage these opportunities.
ToughMet® Production Expansions
In our Performance Alloys segment, we are expanding capacity in 2013 to meet rising demand for ToughMet® in aerospace, oil and gas, industrial and microelectronics applications. Sales of ToughMet® have been growing at an annual rate of 25% for the past several years and accounted for about $40 million in 2012 sales. In addition, pricing and manufacturing cost reduction initiatives are expected to contribute to further margin improvement in this segment.
(Slide 16: Progress on Strategic Initiatives - Continued)
Amorphous Metals/Liquidmetal
We have formed a strategic partnership with Liquidmetal Technologies, Inc., combining Materion’s 60 years of alloy production technologies with another partner’s casting and fabrication technologies to bring to market a highly innovative zirconium-based alloy. This material, considered an amorphous metal, has unique properties that provide end-use performance benefits including yield strength, hardness, elasticity and corrosion resistance … while having a polish finish and eliminating the need to machine to final tolerances as it does not shrink after casting to final shapes.

AMC Augmentation
Our early 2012 acquisition of U.K.-based Aerospace Metal Composites, or AMC, has been successfully integrated into our Beryllium and Composites segment. AMC augments our technology platform and intellectual property portfolio, and offers a number of niche market opportunities in aerospace, performance automotive, defense and precision/high speed machinery. As an example, AMC’s aluminum metal matrix composite materials have a foothold in Formula One racing and other high-end performance cars. The next-step application portfolio is very strong across a diverse set of markets, from defense to industrial tools. The aluminum metal matrix has a very high strength and density ratio, and can be considered for many titanium applications.
People Optimization/Procurement/Strategic Pricing
Further, we have had real success in optimizing our people and systems throughout the procurement, marketing, IT, and back-office organizations to more fully capture the value potential of our materials in the marketplace. Disciplined methodologies are in place to significantly reduce procurement costs, strategically increase pricing, and to gain efficiencies through common systems and shared back-office activities.

(Slide 17 – Product and Technologies Pipeline)
At Materion, innovation is the lifeblood of our business and key to our ability to generate future growth. We remain well positioned by keeping our pipeline full of new products and technologies.
I’ll share a few developments:
In our Advanced Material Technologies Segment: Materion supplies specially formulated inorganic compounds used in the manufacture of one of the most exciting technologies in the LED lighting industry, remote phosphors. Our materials allow LED manufacturers to provide a warmer, more pleasing white lighting sought by consumers. Our phosphors expertise is becoming a competitive differentiator for Materion in the LED market.
Another example of materials innovation is our precision optical filters, which, when combined as multiple filters in a single array on satellites, enable end customers like NASA, the

Department of Defense and defense contractors to achieve unprecedented levels of image data collection and resolution. To provide some perspective, these filters allow a surveillance satellite more than 400 miles in space to read heads or tails … or even the date … of a coin in a person’s hand on the ground.
In another end-use application, our high-performance precision optical filters are a critical component for exciting new gesture control technologies. These new gesture control systems will allow users to control computers, TV monitors and mobile devices with a flick of a finger and other 3D air gestures. As a fully integrated supplier, Materion has developed both the materials and the manufacturing expertise – here in North America and Shanghai – to address these needs. It is a terrific example of how we have leveraged our collective expertise on different continents and through multiple acquisitions to serve an emerging market niche by enabling this technology.

Another investment being made this year is in a break-through industry-leading technology to produce wafer level optical coatings.
(Slide 18: Product and Technologies Pipeline - Continued)
In our Performance Alloys segment, the introduction of ToughMet® in strip form is opening up significant market opportunities in new and existing end uses. Formerly only available in large product forms, such as rod, bar, tube and plate … we are now rolling ToughMet® in a strip form to a thinness between 1 and 2 thousandths of an inch, widening our application opportunities.
One highly successful application for ToughMet® strip is the tiny spring that stabilizes the camera in your smart phone or tablet computer. That spring enables the camera’s auto-focus function and also compensates for jitter in your hands. ToughMet® strip has already become the industry’s material of choice for this application.
A thicker ToughMet® strip product is now being sold to bearings makers who form and roll it to produce thin-walled wrapped bearings. With its high strength and low coefficient of friction, ToughMet® is the perfect material for this application. This new process significantly reduces the customers cost for the use of our product, and thus widens our application opportunities without sacrificing our margins.
Our more conventional, but always high-performing copper beryllium connector materials are finding increased applications in new, technically demanding automotive electronics applications. These include telematic GPS and wireless systems that require high reliability to minimize warranty claims and consumer dissatisfaction.

Materion’s Technical Materials segment, located in Lincoln, Rhode Island, has been legendary in its ability to join two dissimilar metals, has achieved another breakthrough with its Dovetail Clad material, which joins copper and aluminum in a side-by-side bonded strip. This copper aluminum composite facilitates repeatable high-volume laser welding in lithium-ion battery pack assemblies for automotive fuel-saving technologies like start-stop systems. With one market forecasting firm projecting start-stop systems to triple in use to 35 million vehicles by 2015, this presents a large opportunity for us. Technical Materials supports a wide range of energy-saving vehicle innovations from this “mild hybrid” application, to the more elaborate hybrid electrical and plug-in electric technologies … if there is a Li-Ion battery being used … we plan to be there.
We’re also investing in electron beam welding equipment at Technical Materials’ facility to produce shunt resistor materials for the high-growth smart electric meter market. Our new capacity is competitively unique and is now in start-up.
Our fourth segment, Beryllium and Composites, is making headway with its amorphous metals and acoustic beryllium materials. The amorphous metal, produced and marketed with several downstream partners, including LiquidMetal, is remarkable for its ability to be formed as though it were a plastic, rather than having to be cast, forged or machined into finished parts. We are eyeing a number of end-use applications from vehicle engine valve guides and watch casings to hand-held medical devices.
Meanwhile, in Fremont, California, our colleagues in our Electrofusion business are making real inroads with beryllium products for the high-end audio market. For discerning audiophiles, beryllium delivers much greater high frequency, lower distortion, and overall superior clarity than aluminum or titanium.

Electrofusion has been focused on the professional audio market but is beginning to expand into the high-end consumer and automotive hi-fi markets.
While this run-down of new products and technologies is not all-inclusive, it does provide a bright overview of what’s ahead for Materion. If you haven’t already, please take a copy of the 2012 Materion annual report on the table behind you. It contains a more comprehensive summary of these developments and technologies.
(Slide 19: Successful Repositioning: 2002 – 2012 Snapshot)
And now, let me step back and look at the larger picture of where we have come from and where we are headed. 2012 was our second year as Materion and the tenth year of a remarkable transformation that has fundamentally changed the company.

•	Revenues, which had essentially been flat for the 10 years before 2002, have grown significantly.

•	We’ve made multiple acquisitions and some major capital investments while reducing our debt level dramatically.

•	Our capital efficiency as measured by working capital as a percentage of sales is much higher.
(Slide 20: Financial Goals – Next 3-5 Years)
We are proud of these accomplishments, but really, we believe this has just been setting the stage. We have a lot more runway for improvement. Here are the financial goals we have laid out for the next three years:

•	Annual ongoing value-added sales growth greater than 8%

•	Gross margins of 35 – 40% on a value-added basis

•	Operating margins of 12 – 16% on a value-added basis

•	Working capital below 20% as a percentage of sales

•	Debt-to-debt plus equity ratio of less than 30%

•	And, a pre-tax return on invested capital above 18%
(Slide 21: We Are Well Positioned)
We believe we are well positioned to achieve these objectives and thereby create significant shareholder value

•	We have a formidable set of distinctive -- yet synergistic -- competencies.

•	We are focused on high-growth niches of long term secular growth markets.

•	We are making Materion our customers’ first choice by providing value through our technological capabilities, service, and speed.

•	We are driving operational excellence, continuous improvement, and innovation everywhere.

•	And we are leveraging our combined capabilities as one Company to drive new and unique solutions for our customers that cannot be matched by any other company.
(Slide 22: Title Slide Repeated)
I would like to extend my appreciation to all Materion employees for your dedication and contribution to making us the Company we have evolved into today, to our Board of Directors whose guidance, support and dedication have been critical to our progress, and to you, our shareholders, for your investment and confidence in Materion Corporation.
I am very proud to be serving you and proud to be a part of a talented and dedicated team of over 2,800 men and women that will continue the ongoing transformation of this terrific organization.
Thank you very much.

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